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                                                            EXHIBIT NO. 99.10

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-7637 of MFS Series Trust II of our reports each dated January 4, 2001 appearing in the annual reports to shareholders for the year ended November 30, 2000, of MFS Emerging Growth Fund and MFS Large Cap Growth Fund and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
----------------------------
Deloitte & Touche LLP


Boston, Massachusetts
March 26, 2001